GARY R. ENZOR JOINS USA TRUCK BOARD OF DIRECTORS

Succeeds Long-time Director Terry A. Elliott

VAN BUREN, ARK. – September 19, 2014 – USA Truck, Inc. (NASDAQ: USAK), a leading North American transportation and logistics provider, today announced the appointment of Gary R. Enzor to its board of directors.  Mr. Enzor succeeds Terry A. Elliott who retired after serving as a director since 2003.

Mr. Enzor is chairman and chief executive officer of Quality Distribution, Inc., a Nasdaq-listed company that operates the largest bulk chemical transportation network and chemical intermodal depot, as well as the largest container services network, in North America.  Headquartered in Tampa, Quality operates approximately 3,500 tractors and more than 100 locations.

USA Truck Chairman Robert A. Peiser commented, “Gary is an established expert in the transportation industry, with an outstanding 12-year track record at two leading companies in the transportation sector, Quality and Swift Transportation.  Gary’s deep knowledge of our industry, combined with his strategic and financial expertise, will be a valuable asset to USA Truck as we work to further advance our company’s financial performance and create long-term shareholder value.”

Mr. Enzor has served as CEO of Quality since 2007 and as a member of its board of directors since 2008.  Prior to joining Quality, he was executive vice president and chief financial officer of Swift Transportation Company, Inc., which operates one of the largest for-hire truckload fleets in the U.S.  Before that, he held executive positions at Honeywell and Dell Computer.  Mr. Enzor earned an MBA and a BS from Florida Atlantic University.

Mr. Peiser added, “All of us would also like to express our gratitude to Terry Elliott for his many contributions over the past 11 years, including as chairman of USA Truck’s Board and Audit Committee.  Throughout this long period, Terry has been an integral member of the Company’s Board.  We feel privileged to have worked with him and wish him the best in his retirement.”

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as identified by ‘believe’.  Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are inherently uncertain and subject to significant risks and uncertainties, some of which cannot be predicted or quantified, particularly those identified in the Risk Factor section of our most recent annual report Form 10-K as those risk factors may be updated from time to time. As a result of these and other factors, actual results may differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  The Company makes no commitment and disclaims any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck
USA Truck is a transportation and logistics provider headquartered in Van Buren, Arkansas, with terminals, offices and staging facilities located throughout the United States. We transport commodities throughout the continental U.S. and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Strategic Capacity Solutions and Intermodal service offerings provide customized transportation solutions using the latest technological tools available and multiple modes of transportation.

For more information, please contact:

Investor Relations Contact
Harriet Fried / Jody Burfening
LHA
(212) 838-3777
hfried@lhai.com